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                                                                  EXHIBIT 10.14


                           PROMISSORY NOTE SECURED BY
                                 DEED OF TRUST


DATE:             March 19, 1999

MAKER:            Basic Technologies, Inc.

MAKER'S MAILING ADDRESS (INCLUDING COUNTY):

                  Basic Technologies, Inc.
                  1026 West Main Street, Suite 208
                  Lewisville, Dallas County, Texas 75067

PAYEE:            Wanda Ickert

PLACE FOR PAYMENTS (INCLUDING COUNTY):

                  1334 Highland
                  Olney, Young County, Texas 76374

PRINCIPAL AMOUNT:       $11,500.00

ANNUAL INTEREST RATE ON UNPAID PRINCIPAL FROM DATE OF FUNDING:

             10.0%

ANNUAL INTEREST RATE ON MATHRED, UNPAID AMOUNTS:

             10.0%

TERMS OF PAYMENT:

            Principal and interest shall be due and payable in monthly installments of Two Hundred Forty-Five and 21/100 Dollars ($245.21) (or more) each, payable on the 1st day of each and every calendar month, beginning May 1, 1999, and continuing regularly and monthly thereafter until April 1, 2004, when the entire balance of principal and accrued interest shall be due and payable, interest being calculated on the unpaid principal to the date of each installment paid and the payment made credited first to the discharge of the interest accrued and the balance to the reduction of the principal.

SECURITY FOR PAYMENT:

             Secured by a deed of trust of even date herewith executed by Maker to W. W. Price, Jr., Trustee, covering real property located in Young County, Texas, as more particularly described in said deed of trust.

             Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date.

             On default in the payment of this note or in the performance of any obligation in any instrument securing or collateral to it, the unpaid principal balance and earned interest on this note shall become immediately due at the election of Payee. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, and notice of protest.
             If this note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due. Reasonable attorney's fees shall be 10% of all amounts due unless either party pleads otherwise.


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             Interest on the debt evidence by this note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

             Each Maker is responsible for all obligations represented by this note.

             When the context requires, singular nouns and pronouns include the plural.



                                         BASIC TECHNOLOGIES, INC.



                                         By: /s/ BRYAN WALKER
                                            ------------------------------
                                                 Bryan Walker, President